CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	2,065,337	$11.53(1)	$23,813,335.61(1)	$2,729.00(2)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act based on the average of the high and low prices of the shares reported on the New York Stock Exchange on December 16, 2011.
(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. Payment of the registration fee at the time of filing of the registrant’s registration statement on Form S-3 filed with the Securities and Exchange Commission on July 31, 2009 (File No. 333-160952), was deferred pursuant to Rules 456(b) and 457(r) under the Securities Act, and is paid herewith. This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in such registration statement.

FILED PURSUANT TO RULE 424(B)(7)

REGISTRATION NO: 333-160952

PROSPECTUS SUPPLEMENT

(To Prospectus dated July 31, 2009)

DATED: DECEMBER 19, 2011

2,065,337 Common Shares

This prospectus supplement relates to the resale from time to time, by the selling shareholders named herein, of up to 2,065,337 shares of our common stock, par value $0.01 per share, if and to the extent that such selling shareholders redeem their units of limited partnership interest in Duke Realty Limited Partnership, or the “Operating Partnership,” and we elect to issue common stock in exchange for those units. This prospectus supplement amends and supplements, and should be read in conjunction with, the prospectus, dated July 31, 2009.

We have registered the offering and resale of the shares to allow the selling shareholders to sell any or all of their shares of common stock on the New York Stock Exchange, or the “NYSE,” or in private transactions using any of the methods described in the accompanying prospectus. See “Plan of Distribution.” The registration of the shares does not necessarily mean that the selling shareholders will elect to cause us to redeem their units, or that any of the shares will be sold by any of the selling shareholders under this prospectus or otherwise. The purchase price of any shares offered by the selling shareholders likely will be the market price of a share of common stock at that time, but may instead be based upon privately negotiated prices.

We will not receive proceeds from any issuance of shares of our common stock to the selling shareholders or from any sale of such shares by the selling shareholders, but we have agreed to pay, on behalf of the selling shareholders, certain registration expenses relating to such shares of our common stock. The selling shareholders from time to time may offer and sell the shares held by them directly or through agents or broker-dealers on terms to be determined at the time of sale, as described in more detail in this prospectus.

To assist us in complying with certain federal income tax requirements applicable to real estate investment trusts, or “REITs,” our articles of incorporation contain certain restrictions relating to the ownership and transfer of our capital stock. See “Restrictions on Ownership” in the accompanying prospectus.

Our common stock is listed on the New York Stock Exchange, or “NYSE,” under the symbol “DRE.” On December 16, 2011, the reported closing price of our common stock on the NYSE was $11.56 per share.

The selling shareholders and any agents or broker-dealers that participate with the selling shareholders in the distribution of common stock may be deemed to be “underwriters” under the Securities Act of 1933. See “Plan of Distribution.”

Investing in our common stock involves risk. You should consider the risks set forth under the heading “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated by reference into the accompanying prospectus, and other risk factors and information that we file with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 19, 2011.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or “SEC,” using an “automatic shelf” registration statement. Our shelf registration statement allows us to offer from time to time a wide array of securities. In the accompanying prospectus, we provide you with a general description of the securities we may offer from time to time under our shelf registration statement and other general information that may apply to this offering. In this prospectus supplement, we provide you with specific information about the common stock that we are selling in this offering. Both this prospectus supplement and the accompanying prospectus include important information about us, our common stock and other information that you should know before investing. This prospectus supplement also adds, updates and changes certain information contained in the accompanying prospectus. You should carefully read this prospectus supplement and the accompanying prospectus as well as additional information described under “Where You Can Find More Information” in the accompanying prospectus before investing in our common stock.

Generally, when we refer to this “prospectus supplement,” we are referring to both this prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference herein and therein. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. You should not rely on any other information that you may otherwise receive. We are not making an offer to sell or selling these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference is accurate as of any date other than the respective dates of those documents, except where the information is as of a specific date. If there are any differences or inconsistencies between this prospectus supplement, the accompanying prospectus and the information incorporated by reference, you should rely on the information in the document with the most recent date.

Duke Realty Corporation is an Indiana corporation. Our principal offices are located at 600 East 96th Street, Suite 100, Indianapolis, Indiana 46240, and our telephone number at that address is (317) 808-6000. Our website is located at http://www.dukerealty.com. The information contained on our website is not part of this prospectus supplement or the accompanying prospectus.

All references to “Duke,” “we,” “us,” “our” or “the Company” in this prospectus supplement mean Duke Realty Corporation and all entities owned or controlled by Duke Realty Corporation, except where it is made clear that the term means only Duke Realty Corporation.

USE OF PROCEEDS

The selling shareholders will receive all of the proceeds from the sale of the shares of our common stock offered by this prospectus supplement. We will not receive any of the proceeds from the sale of our common stock offered hereby.

SELLING SHAREHOLDERS

The section entitled “Selling Shareholders” contained in the accompanying prospectus is hereby supplemented as follows:

The selling shareholders named below are persons who may receive shares of our common stock if they elect to redeem their units of the Operating Partnership, and if we issue common stock to them in exchange for such units.

In December 2010, we announced our acquisition of a primarily industrial portfolio in South Florida from Premier Commercial Realty, Inc. and related entities and subsidiaries. Each of the selling shareholders named below received units in our Operating Partnership in connection with that transaction.

All of the shares of common stock being offered pursuant to this prospectus supplement are being sold by the selling shareholders named below. The selling shareholders may offer all, some or none of their shares of our common stock received in exchange for their units of the Operating Partnership. As such, no estimate can be made of the total number of shares of common stock that are to be offered by this prospectus or as to the total number of shares of common stock that the selling shareholders will hold after the completion of this offering.

To the extent any of the selling shareholders identified below are, or are affiliated with, broker-dealers, they may be deemed to be, under SEC Staff interpretations, “underwriters” within the meaning of the Securities Act.

The following table sets forth, to our knowledge, certain information regarding the selling shareholders’ ownership of our common stock as of December 16, 2011. The table assumes that each selling shareholder sells all of the shares that he owns, and that each selling shareholder does not acquire any additional shares.

Name	Number of Shares Beneficially Owned Prior to the Offering(1)	Percentage of Shares Beneficially Owned Prior to the Offering(2)	Number of Shares Offered Hereby	Number of Shares Beneficially Owned Following the Offering(3)	Percentage of Shares Beneficially Owned Following the Offering(2)(3)
CBP 2 and 3 LLC	391,392	*	391,392	—	—
Copans (Phase I) Associates, Ltd. LLLP	485,329	*	485,329	—	—
Crossroads Business Park Associates LLP	1,100,954	*	1,100,954	—	—
Westport Business Park Associates, LLP	87,662	*	87,662	—	—
Total	2,065,337	*	2,065,337	—	—

*	Less than 1%.
(1)	The number shown represents shares of common stock issuable upon the redemption by the selling shareholder of his units of the Operating Partnership.
(2)	Based on a total of 252,921,830 shares of our common stock outstanding as of December 16, 2011.
(3)	We do not know when or in what amounts a selling shareholder may offer shares of our common stock for sale. The selling shareholders might not sell any or all of the shares of our common stock offered by this prospectus. Because the selling shareholders may offer all or some of the shares of our common stock pursuant to this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares of our common stock, we cannot estimate the number of shares of our common stock that will be held by the selling shareholders after completion of this offering. However, for purposes of this table, we have assumed that, after completion of the offering pursuant to this prospectus, none of the shares of our common stock covered by this prospectus will be held by the selling shareholders.

Additional selling shareholders not named in the prospectus supplement will not be able to use the prospectus for resales until they are named in the selling shareholder table by prospectus supplement or post-effective amendment. Transferees, successors and donees of identified selling shareholders will not be able to use this prospectus for resales until they are named in the selling shareholders table by prospectus supplement or post-effective amendment. If required, we will add transferees, successors and donees by additional prospectus supplement in instances where the transferee, successor or donee has acquired its shares from holders named in the prospectus or prospectus supplement after the effective date of this prospectus.

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